EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
FOURTH QUARTER AND YEAR END RESULTS
FOR 2009

ATLANTA, Georgia, March 24, 2010 - Atlantic American Corporation (Nasdaq- AAME) today reported its results for the fourth quarter and year ended December 31, 2009. For the fourth quarter ended December 31, 2009, the Company reported net income of $633,000, or $0.02 per diluted share, compared to a net loss of $2.8 million, or $0.14 per diluted share, during the same period in 2008. Included in the fourth quarter of 2008 was a loss from discontinued operations of $1.3 million, or $0.06 per diluted share, resulting from an adjustment to the purchase price received by the Company related to the sale of its regional property and casualty operations. Realized investment gains for the quarter ended December 31, 2009 were $0.3 million as compared to realized investment losses of $3.7 million for the quarter ended December 31, 2008. Income from continuing operations before realized investment gains (losses) and income taxes was $650,000 for the quarter ended December 31, 2009 and $935,000 for the quarter ended December 31, 2008. Premiums for the fourth quarter of 2009 decreased nominally to $23.0 million compared to $23.2 million for the fourth quarter of 2008; although premiums in the life and health operations increased by $0.9 million while premiums in the property and casualty operations declined by $1.1 million on a comparative basis.

Atlantic American reported a net loss for the year ended December 31, 2009 of $1.2 million, or $0.08 per diluted share, as compared to a net loss of $3.9 million, or $0.25 per diluted share, for the year ended December 31, 2008. The 2009 net loss was directly attributable to an increase in the Company’s deferred tax asset valuation allowance of approximately $2.0 million primarily related to the disposition of certain investments; whereas the 2008 net loss was primarily the result of a loss from discontinued operations of $3.4 million and realized investment losses of $4.0 million. Income from continuing operations before realized investment gains (losses) and income taxes was $1.1 million for the year ended December 31, 2009 and $3.0 million for the year ended December 31, 2008, with increased insurance benefits and losses incurred resulting in the reduction in 2009 as compared to 2008. Total premiums during 2009 increased nominally to $91.5 million from 2008 premiums of $91.4 million; although premiums in the life and health operations increased by $2.0 million in 2009 as compared to 2008, while premiums in the property and casualty operations declined by $1.9 million in that period.

Commenting on the results, Hilton H. Howell, Jr., president and chief executive officer, stated, “The performance of Atlantic American’s operating divisions in 2009 demonstrates their fundamental strength. Unfortunately, our operating results for the year were negatively impacted by a number of non-recurring items, including valuation charges on deferred tax assets and charges related to the termination of the American Southern defined benefit plan. Without these charges, 2009 would have been a positive year for the Company during a difficult time for all businesses, and for financial services businesses in particular.”

Howell continued, “I am extremely proud of the job that our management teams have done in navigating the difficult economic environment that we have faced over the last several years. We have made a number of difficult, but significant, decisions, including selling our regional property and casualty operations, which enabled us to establish significant unregulated cash balances at our holding company, and making some strategic decisions regarding our investment portfolio which had a positive impact on our balance sheet and our liquidity. As we move forward, we intend to focus first on continuing to strengthen our balance sheet, second on profitability and third on growth. Although our consolidated premiums are relatively flat at the moment, this is primarily the result of premium increases from our life and health operations being offset by a decrease in premiums from our property and casualty business. At this time I believe that our property and casualty operations’ premiums have stabilized and that we will see continued growth out of our life and health operations going forward. Our fourth quarter results reflected this trend and the profitable nature of the business that we are underwriting. In a very challenging environment, we have taken steps to enhance our financial strength for the benefit of our policyholders and our shareholders. This is an accomplishment of which I and our entire management team are exceptionally proud.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries. Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company and Bankers Fidelity Life Insurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr. Senior Vice President and Chief Financial Officer Atlantic American Corporation 404-266-5501	Hilton H. Howell, Jr. Chairman , President & CEO Atlantic American Corporation 404-266-5505

Atlantic American Corporation
Financial Data

	Three months ended Dec. 31,		Year ended Dec. 31,
(Unaudited; In thousands, except per share data)	2009	2008	2009	2008
Insurance premiums	$ 22,950	$ 23,151	$ 91,462	$ 91,381
Investment income	2,546	3,035	10,688	11,814
Realized investment gains (losses), net	272	(3,654)	273	(3,995)
Other income	85	111	287	531
Total revenue	25,853	22,643	102,710	99,731
Insurance benefits and losses incurred	15,031	14,168	60,784	56,830
Commissions and underwriting expenses	6,645	7,901	28,379	30,816
Interest expense	662	781	2,756	3,298
Other	2,593	2,512	9,441	9,779
Total benefits and expenses	24,931	25,362	101,360	100,723
Income (loss) from continuing operations before taxes	922	(2,719)	1,350	(992)
Income tax expense (benefit)	289	(1,210)	2,557	(526)
Income (loss) from continuing operations	633	(1,509)	(1,207)	(466)
Loss from discontinued operations, net of tax	-	(1,251)	-	(3,417)
Net income (loss)	$ 633	$ (2,760)	$ (1,207)	$ (3,883)
Basic income (loss) per common share:
Income (loss) from continuing operations	$ 0.02	$ (0.08)	$ (0.08)	$ (0.09)
Loss from discontinued operations	-	(0.06)	-	(0.16)
Net income (loss)	$ 0.02	$ (0.14)	$ (0.08)	$ (0.25)
Diluted income (loss) per common share:
Income (loss) from continuing operations	$ 0.02	$ (0.08)	$ (0.08)	$ (0.09)
Loss from discontinued operations	-	(0.06)	-	(0.16)
Net income (loss)	$ 0.02	$ (0.14)	$ (0.08)	$ (0.25)

Selected Balance Sheet Data	December 31, 2009	December 31, 2008
Total investments	$ 195,410	$ 173,116
Total assets	262,086	266,609
Insurance reserves and policy funds	129,213	130,774
Debt	41,238	41,238
Total shareholders' equity	77,470	75,414
Book value per common share	3.16	3.06